Exhibit 99.1

VIVUS, Inc. Q2 2019 Earnings Conference Call

August 6, 2019 - 4:30 PM ET

Operator

Good afternoon and welcome to the VIVUS second quarter 2019 financial results conference call. Today’s call is being recorded.  For introductions and opening remarks, I’d like to turn the call over to Mr. David Carey with Lazar Partners.  Please go ahead.

David Carey — Lazar Partners

Thank you, operator. Good afternoon everyone and welcome to today’s teleconference. With me on the call is John Amos, VIVUS’ Chief Executive Officer, Mark Oki VIVUS’ Chief Financial Officer, and Dr. Santosh Varghese, VIVUS’ Chief Medical Officer.

Before we get started, I would like to remind everyone that during this conference call, VIVUS will make certain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, estimate, expect, forecast, intend, hope, likely, may, opportunity, plan, potential, predict and should, among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially.

There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Investors are advised to read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018, which was filed on February 26, 2019, as well as periodic reports filed with the Securities and Exchange Commission such as VIVUS’ Form 10-Q filed earlier today.

VIVUS does not undertake an obligation to update or revise any forward-looking statements made on this call.

I’ll now turn the call over to John Amos.

John Amos — VIVUS, Inc. — Chief Executive Officer

Thanks David, and thanks to everyone on the call for your time this afternoon.

Fiscal Q2 2019 represents the completion of quarter four of our 10-quarter turnaround.  The newly integrated management team has been working at improving the business for over a full year.

I would like to compare and contrast the last four quarters of performance ending on June 30, 2019 with the four quarters of performance ending on June 30, 2018. From July 1, 2018 to June 30, 2019, we generated revenue of $72.7 million, compared with $54.0 million in the prior year period. This reflects a revenue growth rate of 34.7%.

From July 1, 2018 to June 30, 2019, we generated non-GAAP EBITDA of $14.4 million, compared with $155,000 in the prior year.  Later in the call, Mark will further expand on some of our expense management and provide some finer points on the last 12 months of management of the business as well as review second quarter 2019 financial results.

I’d like to begin with a review of Qsymia, emphasizing that in the second quarter of 2019, we grew scripts for the product by 5%, compared with the first quarter of 2019. As noted in our prior quarterly call, we see the performance of Qsymia in the first quarter of 2019 as the baseline from which we intend to grow. We also noted that we have re-launched the product utilizing our Advantage platform, and, in just a few months, it is already beginning to realize its potential, generating 6,800 scripts in the second quarter compared with only 1,800 scripts in the first quarter of 2019.  The Qsymia Advantage Program has corrected several issues that patients had accessing the product.  We have lowered the out-of-pocket cost by approximately 30%, we have flattened pricing across all strengths, and we have made significant strides in moving new patients from the 14-day free trial offer to a six-week titration and initial therapeutic dose.   The free trial offer historically represented 8% of our total prescriptions.  These prescriptions were effectively a sunk marketing expense and patients only converted to a paying customer approximately 50% of the time.  The prescriptions created a negative patient perception of Qsymia and were also wildly unprofitable.

By moving to flat pricing across all strengths, we wanted to remove the cost barrier to patients to move onto the higher therapeutics dose, if prescribed by their physician.  Historically, this strength accounted for 22% of our total scripts.  In Q2 2019, this strength accounted for 23%.  We believe that this change is significant as patients will continue to lose weight, potentially increasing their durability to treatment.

Going forward, we expect to see some fluctuations in our script volumes. This is due to the elimination of the free trial offer and because we do not report our Qsymia Advantage scripts, which will comprise a greater portion of our scripts, through the normal data services.

Overall, in the second quarter of 2019, we generated 86,000 scripts, compared with 82,000 scripts in the first quarter of 2019.  While the company had historically seen some fluctuations in quarterly volume, these occasional positive changes were not driven by active commercial efforts.  While we do not consider Qsymia fixed, we are starting to see improved commercial performance.

We still have a number of other commercial and clinical initiatives in the pipeline to improve the Qsymia brand, including the planned rollout of telemedicine capabilities and an improved payor strategy.  We expect announcements on both of these by the end of the year.  Dr. Varghese will provide an update on our clinical activities later in the call.

Overall, we are pleased with VIVUS’ performance in re-launching Qsymia

Yesterday, we announced that our Korean marketing partner, Alvogen, obtained marketing approval for Qsymia from the South Korea Ministry of Food and Drug Safety. VIVUS will receive a $2.5 million milestone payment related to the approval, and our agreement also includes future milestone payments tied to commercial launch of Qsymia and achieving certain sales goals.  VIVUS will also receive royalties on Alvogen’s net sales of Qsymia.

Let’s review PANCREAZE.  In the second quarter of 2019, we expected to generate 6,000 total prescriptions.  We were below that number by 291 scripts, which translates to two scripts per territory per week.  We believe we will close this gap and we will see growth in performance in Q3 and Q4 2019.

To review, we also re-launched this product in Q1 of 2019 with 10 representatives covering healthcare providers.  We have also initiated our payer coverage.  Prior to the VIVUS re-launch, there had been no commercial efforts supporting the product since 2012.  Typically, a prescriber needs to be visited seven to eight times to change prescribing behavior.  On average, we have seen our targeted physicians four times through the end of Q2.

Dr. Varghese will cover the PANCREAZE clinical programs that we are in the process of considering and initiating.

Our development program VI-0106 for PAH is still in stability testing.  As we have mentioned previously, we are working to make improvements in the stability of the product before we submit an Investigational New Drug Application to the FDA.  The number of inbound inquires related to partnering this product have increased in the past quarter.  However, our desire to partner the product will be somewhat limited until we are comfortable with the final formulation.

The STENDRA/SPEDRA product is either partnered out or licensed in various global territories.  We continue to collect royalties and manage the manufacturing process for our marketing and license partners.  We are working with the various partners in this program to reduce our working capital exposure for the product and to improve our return on invested capital.

A key part of our strategy has been focused on acquiring or partnering additional EBITDA-generating products.  To date, we have reviewed several deals but have not found a transaction that met the criteria we have previously laid out.  We will continue such efforts and remain opportunistic on appropriate asset acquisitions going forward.

Let’s shift over to our debt.  As a reminder, we have $181.4 million of convertible bonds due in May of 2020.  We are in the process of executing a plan that will either be implemented in Q4 2019 or Q1 of 2020.  We will utilize our on-hand cash and refinance the balance of the $181.4 million in excess of our on-hand cash to close out the bonds.  The bonds are not callable; therefore, the closer we wait until their maturity, the more we will be able to minimize double payment of interest.  We are already actively engaged with lenders on potential financings in an effort to be prepared for the payoff of the convertible bonds.

As we have stated numerous times, we expect that turning around VIVUS will take 10 quarters.  We have completed 40% of the turnaround.  Based on the metrics we have seen to date, we believe we are on schedule in total.

I will now turn over to Mark Oki to review the financials of Q2 2019 in more detail.

Mark K. Oki — VIVUS, Inc. — SVP, Chief Financial Officer & Chief Accounting Officer

Thank you, John.  I will now review the second quarter 2019 financial results and then turn the call over to Dr. Varghese, who will provide an update on our clinical programs.

As John discussed in depth, we’ve just completed the fourth quarter of a 10-quarter turnaround, which included re-launching both PANCREAZE and Qsymia in the first quarter of 2019.  As a result, we believe that comparing the second quarter of 2019 with the first quarter of 2019 rather than the second quarter of 2018 will provide you with a better indication of how the turnaround efforts are progressing.

Qsymia net product revenue was $10.0 million and $8.4 million in the second and first quarters of 2019, respectively.

Shipments were approximately 87,000 and 75,000 units in the second and first quarters of 2019, respectively. As John discussed, we began to see the positive effects of the Qsymia Advantage Program in the second quarter of 2019.  In the second quarter, 8% of scripts were dispensed through the Qsymia Advantage Program’s Direct-to-Patient model, up from 2% in the first quarter of 2019.

PANCREAZE net product revenue in the U.S. was $5.1 million in both the second and first quarters of 2019, which represented 27,000 and 26,000 units of PANCREAZE shipped in the second and first quarters of 2019, respectively. We anticipate that future PANCREAZE product revenue will increase as a result of our re-launch efforts in the first quarter.

Supply revenue from our licensees, Menarini and Metuchen, for SPEDRA and STENDRA were $1.8 million and $1.6 million in the second and first quarters of 2019, respectively. We remind you that both Menarini and Metuchen have minimum order requirements and their orders do not necessarily reflect end-user demand. The increase in revenue was due to the timing of orders from these commercialization partners.

We recognized $1.5 million and $1.0 million of royalty revenue from Canadian PANCREAZE MT sales and from Menarini sales of SPEDRA in the second and first quarters of 2019, respectively. Canadian PANCREAZE royalty revenue was approximately $400,000 higher than the first quarter, a result of the transition to VIVUS assuming commercial responsibility for Canadian sales in August of this year. This transition results in approximately 10 weeks of zero shipments to wholesalers. To ensure sufficient product available to our customers, additional product was shipped to our wholesalers ahead of this 10-week period.

Beginning in the third quarter, we will record Canadian PANCREAZE sales as net product revenue and recognize associated cost of goods sold and operating expenses.

Total cost of goods sold, excluding amortization, was $4.4 million and $4.3 million in the second and first quarters of 2019, respectively. The increase was primarily the result of the increase of revenue during the quarter.

Amortization of intangible assets was $3.6 million in both the second and first quarters of 2019, respectively. This amount was primarily the amortization of costs capitalized related to the acquisition of PANCREAZE.

Research and development expense was $2.4 million and $2.5 million in the second and first quarters of 2019, respectively. Research and development expenses were primarily activities related to the Qsymia adolescent safety and efficacy study, PANCREAZE post-marketing requirements assumed from Janssen, and ongoing PANCREAZE product improvement initiatives.

Selling, general and administrative expense was $10.1 million and $9.8 million for the second and first quarters of 2019, respectively, and included selling and marketing expense of $4.6 million and $4.5 million, respectively.  VIVUS expects selling, general and administrative expenses to fluctuate with business development activities.

Total interest expense, net, was $3.9 million in both the second and first quarters of 2019. On an annual basis, we will continue to pay approximately $19.6 million in annual cash interest on our outstanding convertible and senior secured notes.

Net loss for the second and first quarters of 2019 was $5.9 million and $7.9 million, respectively.  Cash, cash equivalents and available-for-sale securities were $94.4 million at June 30, 2019.

Non-GAAP EBITDA for the second and first quarters of 2019 was $2.1 million and $0.1 million, respectively.

Reconciliation of these non-GAAP measures can be found in the press release filed earlier today with the Securities and Exchange Commission.

In regard to the timing of refinancing our convertible notes due in May of 2020, I would like to point out that due to the convertible feature of these notes, they do not include a prepayment feature. Therefore, for every month that we refinance ahead of the May 2020 due date, we would incur interest on the new debt along with the approximate $680,000 of interest earned on the convertible notes.  As a result of this, we are balancing the efficient use of our cash with resolving the uncertainty surrounding the repayment of these notes.

With that, I will now turn the call over to Dr. Varghese for a clinical and product life cycle update.

Dr. Santosh Varghese — VIVUS, Inc. — Chief Medical Officer

Thanks, Mark. I will review the clinical and regulatory aspects of Qsymia, PANCREAZE and VI-0106 as we have made significant progress in advancing clinical programs and projects for new data.

With respect to Qsymia, in the second quarter of 2019, we enrolled the first subject in a Phase 4 study designed to evaluate the safety and efficacy of Qsymia in obese adolescents between the ages of 12 and 17 years.  The Centers for Disease Control and Prevention estimates that nearly 21 percent of adolescents aged 12 to 19 years are obese, and a study conducted by the World Health Organization found that obesity in children ages five to 19 years has risen ten-fold in the past four decades and estimates that more children globally will be overweight rather than underweight by 2022.  We believe that Qsymia can be an important part of integrated strategies to address adolescent obesity, and this study is designed to provide clinical data to support a potential label expansion for this indication.

We continue to have productive discussions with the FDA regarding a study designed to evaluate the effect of Qsymia on ambulatory blood pressure.  We believe this study could provide us with new data to further inform our dialogue with the FDA regarding our post-marketing cardiovascular outcomes trial that was required as part of the initial approval of Qsymia.  We noted in the last call that we had submitted a protocol for this study to the FDA.  Since that time, we have received feedback from the FDA and are incorporating their guidance into a revised protocol that we expect to submit in the third quarter.

We continue to explore regions and markets where Qsymia could benefit patients on their weight-loss journey.  John already mentioned about the recent South Korean approval of Qsymia.  In addition to this, we are continuing our efforts to engage certain European regulators in connection with our planned refiling of a new Qsymia Marketing Authorization Application on a decentralized basis.  We expect to have more to report on this in the third quarter of 2019.

Finally, we are working with researchers at major institutions to develop clinical protocols and initiate the related clinical trials to evaluate health technology platforms to augment and track patients’ efforts in weight management.  We hope to have more information in the coming months regarding the results of these efforts.

Regarding PANCREAZE, we continue to evaluate additional pancreatic studies including those in pancreatic oncology.  We are currently finalizing a study with Cedars Sinai Hospital to look at the treatment of exocrine pancreatic insufficiency in patients with pancreatic cancer.

With respect to our VI-0106 program for pulmonary arterial hypertension, or PAH, we anticipate moving forward with an IND filing in the second half of this year.  This filing, and the initiation of the planned Phase 2 clinical study, will require the pending stability data on our unique proprietary once-daily extended-release formulation, which we believe will facilitate therapeutic drug levels while minimizing immunosuppressive effects for patients with PAH.  The stability testing is ongoing, and the results will dictate the timing of our IND filing.

Operator, you may now open the line for the question and answer period.

Operator

Thank you. [Operator instructions].

We’ll take our first question from John Vandermosten with Zacks Small Cap Research. Please go ahead.

John Vandermosten — Zacks Small Capital Research

Good afternoon, everyone, and great results today, especially on the top line.  First question is on gross margin. It seems like it improved nicely over where it had been in the first quarter. And I was wondering if you could attribute that — or what you could attribute that to?

Mark K. Oki — VIVUS, Inc. — SVP, Chief Financial Officer & Chief Accounting Officer

Part of it is just the growth in Q3 revenues, and then the other part is just a little bit of timing of the manufacturer of some of the Qsymia inventory, which allowed for the absorption of overhead. So, a little bit of accounting, a little bit of growth.

John Vandermosten — Zacks Small Capital Research

Okay, very good. And on the telemedicine program, looks like that is working nicely so far based on the revenues in that segment. Is there an anecdote of the success there that might be representative of what’s going on with the new sales strategy?

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah, there’s a couple of things that are kind of ferreted away in our data. One of them is men are starting to utilize Qsymia more through this program. There’s definitely a psychological effect with men going into a pharmacy and asking for a weight loss or a BMI therapeutic, and so what’s great and what we surmised before we did this and executed the strategy is that we expected to see a little bit of lift in the male population. So, that’s been pretty nice.

The second thing that we’ve seen in our data is that the number of 90-day scripts has increased by quite a bit. So, these are patients that are moving on to a longer, durable therapy.

And then, the third and final point, which we mentioned in our — and I mentioned in my earlier comments — but that the high-end therapeutic dose which does drive better efficacy and results is starting to be a larger seller for this as a result of the better pricing.  But we’ve had a number of physicians who have told us over the year that I’ve been here at least that we wanted to move these patients onto this higher therapeutic dose, but a lot of the patients were demotivated by the pricing. And by fixing this pricing and moving to the flat pricing that we have now, we’re seeing that unit of measure, that indices, start to expand on utilization, which is great for us because that means patients are getting a better medical result and staying more durable to therapy. So, a lot of the things that we saw have been corrected with the Advantage Program.

John Vandermosten — Zacks Small Capital Research

Okay. And it looks like you reported there was an 8% of the scripts were from the Advantage Program in the second quarter. Do you have a sense of how that trend will progress or a target for that trend as we go through to the second half?

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah. I think — if it stays on kind of par with the growth that we’ve seen — we’re expecting to slow down a little bit as the year goes on, but we expect to see probably 85% of the market converted to the new platform. It’s more profitable for us within a three to four-quarter time period. So, it’s a focus for the sales team. It’s actually a focus for physicians on the program as well, too, because, because of that flat pricing, they can get better results for their patients by moving them up to this higher end dose.

But we’re also doing a couple of other things. We’re having discussions now that we’ve seen some growth and we solved some problems in Qsymia, with the commercialization.  We are seeing a broader discussion with some of the retail pharmacies, too, as they — A lot of the retail pharmacies now have been integrated with health plans and PBMs, and they’re focused on the self-insured employer in trying to drive weight loss programs for them. So, we’re having some broader discussions there, which are great for us. We hope those will drive results, and we’ll talk about those in the latter part of this year.

John Vandermosten — Zacks Small Capital Research

Okay. And congratulations also on the approval in South Korea. I myself am not that familiar with how the process there goes for pricing and what that might turn out to be eventually, but can you give us some clues on how that might progress? And I know that Alvogen is working on that, but I just thought maybe you could provide some commentary on what to expect in that market.

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah. Yeah. No, that’s great. So, we’re really excited. The team did a great job on getting that product approved, and it’s really nice to see Qsymia be recognized in an additional territory. And, obviously, we’re working through to try to, hopefully, get an approval a year or two out in Europe — or parts of Europe, I should say.

In terms of pricing, Alvogen controls that process. They are the marketing team over there. But one commentary that we can make is that anti-obesity meds or BMI therapeutics are not reimbursed by the national insurer in Korea. They do have a national coverage system there. Normally, with a different type of pharmaceutical would potentially — you would have a negotiation between the pharmaceutical manufacturer and the national insurer. That’s not the case here.  It is a cash pay business much as it is here in the United States. And other than that, it’s really the questions are probably best left for Alvogen.

John Vandermosten — Zacks Small Capital Research

Okay. Thank you, guys. Appreciate it.

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah, no. Thank you, John.

Mark K. Oki — VIVUS, Inc. — SVP, Chief Financial Officer & Chief Accounting Officer

Thank you.

Operator

[Operator Instructions].

Our next question comes from Robert Mendralla.  Your line is now open.

Robert Mendralla - Individual Investor

Good afternoon, everyone. Thank you for a very good earnings report. I was pleased with that. Just two questions. My first question with PAH, pulmonary arterial hypertension, I was curious, with the second half and the plan for an IND for this year, are there any plans or could you add a little bit of color to the potential for a partnership there, maybe a long-term partner?  It’s a great marketplace. It’s huge.  So, I just wondered if you can add a little bit more color on that.

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah, no, it’s a great question. I think — as I’ve done probably 33 various forms of pharmaceutical deals and the analogy that I like to use is that you’re baking a cake. And right now, the way that we look at it, when a pharmaceutical is still in stability testing, it’s kind of still in the oven. And until we see the final results from the stability testing and what the final formulation looks like, it drives your decision around what type of partner that you want to have. There are pure financial partners, which we’re having discussions with. There’s people who can perform and enhance your clinical development, people that can bring the product to other markets, and then there’s partners with technical capabilities that we may or may not be able to access through the free market from a contract manufacturing perspective.  So, in terms of the United States, in terms of getting the product manufactured and marketed here in the United States, the marketplace size is a perfect size for a specialty pharmaceutical company, as we are, as VIVUS is becoming. So, the idea of partnering it out at this moment in time doesn’t make really fiduciary sense or clinical sense.

That being said, once we get to the point where we file the IND and understand the other 14 or 15 aspects of the drug and how we’ll think about it, as well as global territories that potentially requalifies some of the partners that we’ve had discussions with and potentially eliminate some of the others. So, I like to make, and we like to make, decisions with as much information as possible. And some of the information is still being developed, but it’s certainly something that we’re open to. We just — we need to do a couple of things before we pull the trigger on that.

Robert Mendralla - Individual Investor

Okay, thank you. My second question goes to the long-term debt. We discussed that a little bit in this call today, and I think the stock is basically unloved. I think it should be much higher, personally.

John Amos — VIVUS, Inc. — Chief Executive Officer

I don’t disagree.

Robert Mendralla - Individual Investor

And I think what keeps some of the, if you will, retail investors — it’s got a decent institutional holding and growing — is the long-term debt. And you added a little bit of color on addressing that. Is there any option there? I know that originally there was an option for some of that to be converted into stock. Is that still on the table, or is that something that doesn’t make financial sense at this time?

John Amos — VIVUS, Inc. — Chief Executive Officer

So, in terms of the conversion — so the holders of the convertible bonds right now, the conversion price is extraordinarily high in relation to our current price of our stock. So for them financially, that trade just doesn’t make sense. It’s really an out-of-money trade.

I think the convertible bonds, when you think about them, we really just view them as 4.5% debt. And the goal there is obviously to pay them back. And we will have to refinance a portion of that and then utilize some of our cash on hand. It’s something that we’re focused on. We get a few questions about it from the investor community pretty regularly, and we certainly understand why.  But on the flipside, our primary focus is improving revenue, improving earnings, improving working capital management, improving our products clinically and improving the commercialization of our products. And those are the things that we’re focused on.

And the debt and debt capacity — now what we’re focused on — When we first took the company over, there was a question of oh, boy, that’s an awful lot of debt that we’ve got to go sort out. Now it’s more a function of what is the weighted average cost of capital that we’re going to have, we believe post — this partial refinancing, partial repayment. And so, the longer that we — the more we move towards the May 2020 date, we have more time to put the performance up on our quarterly results. And while we can potentially do something now, one, we would double pay on interest, which would be just asinine. We’d just be burning $680,000 per month, which would be horrible from a fiduciary responsibility, but, secondarily, as we move through the turnaround and through the re-launch of the products, our performance will hopefully get better. And that allows us to have different conversations around the weighted average cost of capital post-transaction.

Robert Mendralla - Individual Investor

Okay, very good. And I have one last question. With respect to future actions and what you’re looking at, are you looking at primarily finished product with a marketplace or could it be, like in the instance of PAH, an unfinished product that needs to be developed and taken to market, or both?

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah. No, it’s a great question. So, we have a nice pipeline of what we would refer to as in-development products, but they are not things that we’re going to transact on right now. This company, given where the balance sheet is and given where we are in the re-launch of PANCREAZE and Qsymia, it doesn’t warrant nor have the ability to take on additional financial and development risk associated with development assets.  Primarily —

Robert Mendralla - Individual Investor

Okay, great.

John Amos — VIVUS, Inc. — Chief Executive Officer

Yea, our focus has just been looking at cash flow generating assets that we believe that we would be able to deliver an internal rate of return north of 18% to 20% based on the acquisition price. We’ve looked at all of frogs.  We just haven’t been able to find one that we like yet.

Robert Mendralla - Individual Investor

Very good. Thank you, and a good job on the turnaround so far. Thank you.

John Amos — VIVUS, Inc. — Chief Executive Officer

I appreciate that very much, sir.

Operator

We have a follow-up question from John Vandermosten with Zacks Small Cap Research. Your line is now open.

John Vandermosten - Zacks Small Cap Research

Hi, everyone. I think Mark this is for you. I think you mentioned the number of PANCREAZE shipments, but I missed that, for the second quarter? Could you repeat that for me please?

Mark K. Oki — VIVUS, Inc. — SVP, Chief Financial Officer & Chief Accounting Officer

John, let me send that to you. I don’t want to quote you a number off the top of my head that may be wrong.

John Vandermosten - Zacks Small Cap Research

Okay, no problem. Thanks so much, you guys.

Mark K. Oki — VIVUS, Inc. — SVP, Chief Financial Officer & Chief Accounting Officer

Thanks.

Operator

If there are no further questions, I’ll turn the line back to John Amos for closing remarks.

John Amos — VIVUS, Inc. — Chief Executive Officer

Yeah. Thanks to all of you for your time today and your continued interest in VIVUS. I believe that interest is warranted given both the potential value of the products and the momentum we are generating towards fully realizing that value for patients and shareholders alike.

The VIVUS Health Platform and our Qsymia Advantage Programs for both PANCREAZE and Qsymia are already demonstrating their ability to increase awareness for current commercial products, and we believe that they are transformative infrastructure that we can leverage to build out a portfolio of cash flow positive assets that make a difference to patients, physicians and the healthcare system as a whole.

Clearly, building that portfolio and fully realizing the value of Qsymia and PANCREAZE will take additional time and investment, but we believe that our achievements in the second quarter clearly demonstrate that we have the strategy, determination and know-how to get it done.

We’re not even halfway through the 10 quarters that we believe are needed to turn VIVUS around, and we are already seeing important revenue gains and operational efficiencies that we believe are strong indicators of our continued progress.

I look forward to updating you on that progress in the months ahead. I’ll turn it back over to you, Operator.

Operator

Ladies and gentlemen, that concludes today’s call. All parties may now disconnect.